Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Q3_2019 Financial Results

October 30, 2019

Bruce Davis – Chairman and CEO

Thank you and good afternoon. Welcome to our conference call. Charles Beck, our CFO, is with me. On the call today, we will review Q3 financial results, discuss significant business developments and market conditions and provide an update on execution of strategy. We have posted these prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Please note that we may make certain forward-looking statements in this call, and in the prepared remarks we filed with the Securities and Exchange Commission [and posted on our website] under the heading “Safe Harbor Statement,” regarding revenue recognition matters, results of operations, investments, initiatives, perspectives on business partners, customers, prospects, industry trends, and growth strategies. We also will discuss from time to time information provided to us by channel partners and actual and potential customers.  We are providing this information as we understand it was represented to us.  We do not verify nor vouch for such information. All such statements and information are subject to many assumptions, risks, uncertainties and changes in circumstances. Any assumptions we share about future performance represent a point-in-time estimate. Actual results may vary materially from those expressed or implied by such statements.  We expressly disclaim any obligation to revise or update statements or other information that we provide during this call to reflect events or circumstances that may arise after the date of this conference call. For more information about risk factors that may cause actual results to differ from expectations, please see the company’s filings with the Securities and Exchange Commission, including the Form 10-Q that we expect to file shortly. Any links included in our prepared remarks are provided for general information and context only. The content referenced is not incorporated by reference and you should not consider it a part of this presentation.  We do not verify nor vouch for such information.

Charles will now comment on our financial results, then I will discuss significant business developments, market conditions, and execution of strategy.

Financial Results

Q3 revenue increased 19% to $5.8 million from $4.9 million in the third quarter of last year. The increase was largely due to higher subscription revenue, which increased 48%, reflecting the impact of increased Discover and Barcode bookings over the past 4 quarters. Service revenue was up $200 thousand during the quarter reflecting timing of program work with the Central Banks. License revenue was essentially flat.

Discover and Barcode bookings during the third quarter were roughly 95% higher than Q3 last year, coming in at $1.1 million. We expect to continue to experience lumpiness in quarterly bookings due to natural variations in timing and provisions of contracts during early market development, and expansion into adjacencies.

Gross margin for the quarter was 67%, up from 61% last year, primarily reflecting the impact of higher subscription revenue.

Operating expenses increased by 3% from Q3 last year primarily reflecting the impact of routine annual compensation adjustments for our employees. We have kept headcount relatively flat over the last two years.  We plan to make 15 to 20 new hires in the next six months to address growing demand and delivery requirements.

Net loss for Q3 was $7.8 million or 65 cents per diluted share, versus a net loss of $8.3 million or 73 cents per diluted share in the third quarter last year, reflecting higher revenues partially offset by higher expenses.

We ended the quarter with $42.8 million in cash and investments. We did not raise any capital under our ATM program during the third quarter. There is $9.7 million remaining on the $30 million authorized under the ATM program.  We will exercise customary care in determining the best course of action regarding the remainder of the authorization should a change in relevant circumstances warrant resumption of sales under the program.

We invested $7.1 million of working capital during Q3, which was at the lower end of the range of $7 to $8 million we provided on our last call. During the quarter, we used $5.8 million of cash to fund operations and $500 thousand for capital expenditures.

We anticipate cash usage will be between $6 to $7 million in the fourth quarter. Cash usage is expected to be lower than Q3 largely due to timing of vendor payments and customer receipts, which is consistent with our history.

We have some preliminary views of planning assumptions for 2020 to share. We expect service revenue to be modestly higher and to vary quarter-to-quarter based on timing of when services are performed, with a higher proportion of the work to occur in the first half of the year. We expect license revenue to be flat. Guardian revenue may trend down modestly as we continue to focus on maximizing contribution margin from this area of the business. Discover and Barcode bookings are expected to grow significantly in 2020 from both direct sales and channel sales. Although we expect growth to continue, a wide range of potential outcomes is possible for this area of the business. We think the most likely outcome is continuing acceleration in bookings, consistent with our momentum theory of market development. When and how much bookings will accelerate due to tipping points in the market remains hard to predict. The range of potential outcomes is largely a function of the nature and timing of key account developments and the effect of adoption by market leaders on the rest of the industry.

Given our assumptions about revenue composition, we expect margins will continue to expand, reflecting a higher concentration of Discover and Barcode revenue. We expect operating expenses to be up high single digits to low double digits, reflecting the 15 to 20 new headcount positions previously mentioned plus routine cost-of-living adjustments for our existing employees.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that we expect to file shortly.

Bruce will now provide his comments on significant business developments, market conditions, and execution of strategy.

Execution of Strategy

Our application developer community is blossoming.  It is important to keep in mind that we are a platform provider.  I will give you a flavor of the expanding uses of the Platform today.  Our strategy has been, and continues to be, enabling a large community of developers to invest their capital to build applications on our Platform.  This strategy is intended to provide us with tremendous financial and operational leverage as we scale.  We had a very busy quarter, with lots of progress in many application areas and in advancement with key customers and suppliers. There is a great deal of innovation happening at the application layer.  We are working hard to support our developers.  The theme of today’s report is emergence of the Platform.

We made substantial progress during the quarter in delivery under our multi-year contract with Walmart to enhance fresh product labels and private brand packaging and provide enabling infrastructure to enjoy the benefits of our Platform based on enhancement of these media.  Details of the onramp to production for fresh product labels must remain confidential for the time being. The private brand program anticipates enhancement of all Private Label Brands.  It began with Food & Consumable categories, with plans to extend into General Merchandise. Walmart’s packaging suppliers are adding hundreds of enhanced items into Walmart's Supply chain monthly. We expect a large number of enhanced packages on Walmart's shelves by year end.  Products from global brand suppliers have begun arriving in stores.

All these initiatives converge on improving store operations and the customer experience.  A recent Kantar study indicated that the keys to success are making it simpler to shop and more cost effective.1  Walmart stands to gain in both these dimensions of performance with our Platform, fostering its continuing improvement of the customer experience.

Along these lines, Walmart recently announced that they are launching a "Scannable Toy Catalog" this holiday season. This is the first-time customers will be able to interact with Walmart's toy catalog by using their smartphones to shop products directly from the pages. As Digimarc continues to grow our partnership with Walmart, we will find more innovative ways to help improve the shopping experience for their customers.  We envision many more opportunities for collaboration.

In support of this and other engagement opportunities, Walmart has updated their mobile scanning, using our Digimarc Mobile SDK, into their flagship (“Blue”) app for both iOS and Android.

We have another important catalog customer rolling out with our Platform.  NewPoint Media is the parent company of some of the most recognizable real estate publications across the U.S. and Canada, including Homes & Land.  All the home images in the magazine are enabled for easy identification by the Homes & Land mobile application, giving readers easy and immediate access to additional information about homes of interest and agents representing the properties.

Success in these endeavors could open the door to bringing digital experiences to the Free-standing Insert (“FSI”) market.  US production of these inserts in mail and Sunday papers is nearly 200 billion2 pages per year, containing $515 billion3 of notional value in coupons.

We are also making excellent progress in enhancing the private brand portfolio of a leading European retailer.  As with Walmart, we are discussing other uses of our Platform to improve operations and customer experience.

More generally, with respect to packaging, a rapidly increasing share of package enhancement is being done by suppliers.  As this transition matures, it gives more time to internal experts for research

[1]	https://storebrands.com/aldi-more-fun-walmart?oly_enc_id=8808E8430478J5C&utm_source=omeda&utm_medium=email&utm_campaign=NL_Store+Brands+Intel&utm_keyword=
[2]	https://www.marketingcharts.com/industries/retail-and-e-commerce-64483
[3]	https://www.marketingcharts.com/industries/retail-and-e-commerce-64483 and development, and training. We have conducted more than fifty trainings so far this year.  Research activities have included advancements in marker-coder, dry offset, metal decoration, plastic molds, vending machines, and fabrics.

There is a flurry of activity in recycling.  Holy Grail won two sustainability awards at the Fachpack conference in September, including overall winner:4

Organization of HG2.0 is underway.5  The initiative is making excellent progress, with leadership reporting that more than 60 industry stakeholders will be participating, including 20 brands and more than 10 retailers.  There is a video showing a presentation by the leader of the original HolyGrail project available on the web providing a detailed update on progress in his work.6  Digimarc-enhanced product was shown in more than ten exhibits at the recent K Show7, the leading trade show for the plastics industry, with over 200,000 visitors from 165 countries.

The HolyGrail project leaders, from P&G, TOMRA and Suez, gave their perspectives on how they believe digital watermarking can revolutionize recycling in a video interview at the show. The segment runs for 20 minutes and is available through this link.

TOMRA hosted an open house during the show, on October 22, that drew 140 attendees.  Executives from TOMRA, P&G, Verstraete, and Digimarc welcomed guests and made presentations, followed by demonstrations of sorting using Digimarc-enhanced labels and substrates, showing sorting according to many important parameters, like food vs. nonfood.  The demonstrations went very well, generating many questions about the path to commercialization.

Increasing momentum is also evidenced by the growing participation of HG2.0 leadership at industry events.  You can track these events on our website.8

We are having many interesting conversations with stakeholders about management structures that would best serve industry and facilitate rapid progress in mitigating the plastics crisis.  I don’t have a clear direction for you yet, but we continue to prefer a long-term business model in which an

[4]	http://thesustainabilityawards.com/#engage
[5]	The Packaging Europe website is good source of information. See, e.g., https://www.solidwastemag.com/uncategorized/holy-grail-2-0-getting-off-the-ground/1003282991/
[6]	https://www.youtube.com/watch?v=1aseNwOitnc
[7]	https://www.k-online.com/en/Home/Home
[8]	https://www.digimarc.com/about/news-events/digimarc-technology-in-the-news/recycling/

administrator oversees development of global standards, regulatory frameworks, and license administration.  In this model, we would supply access to our Platform; and development, testing compliance, and consulting services, much as we have been doing for the last twenty years to deter banknote counterfeits.

Leading consumer brands are announcing ambitious programs to improve the circular economy.  P&G’s sustainability initiative is known as Ambition 2030.  Key goals include making all packaging recyclable or reusable, keeping packaging from oceans, advancing recycling solutions for Absorbent Hygiene Products, and reducing use of virgin petroleum plastic.  Pepsico recently announced their first Chief Sustainability Officer and issued its first ever green bond yesterday, seeking to raise $1 billion to finance green initiatives laid out in the company’s 2018 sustainability report.9 Many other consumer brands are creating similar initiatives.  P&G’s CEO leads the industrywide Alliance to End Plastic Waste, that has 30 member companies.10

Senator Udall and Representative Lowenthal issued a press release yesterday11, updating their perspective on government’s role in tackling the plastic waste crisis and reaffirming their intention to introduce “landmark legislation” prior to year-end that will turn up the heat on industry.  An early draft, circulated in July, included a provision that “…industry can apply for grants to improve research in the development of sustainable and safe alternative products, litter reduction, waste minimization, and advanced methods for recycling and reuse (emphasis added).12

There are many encouraging signs that are motivating us to increase resource allocation to this market opportunity.  We are actively exploring sources of funding for market development.

In other developments, Microsoft recently added a retail area to the newly renovated Technology Center in Munich, Germany, featuring multiple demonstrations of the capabilities of our Platform. The center provides a differentiated executive touchpoint that illustrates thought leadership and innovation across Microsoft’s eight priority industries through immersive experiences and storytelling. The engagements at the center are designed to spark inspired conversations, creative ideas and new opportunities for customer and partners to work with Microsoft as their trusted industry advisor and digital partner.  The Digimarc area features Digimarc Barcode for easier checkout, consumer engagement, inventory management; and a streamlined package journey.

We are supporting developers applying our Platform to manufacturing quality control, supply chain management, and food safety.  In manufacturing, we published a case study in September, describing the results of field trials of improved manufacturing quality control with P&G using Digimarc Barcode.13 This underscores the significant problem revealed in a Packaging World survey that found 80% of manufacturers will report a problem with mislabeling this year.14

[9]	https://fortune.com/2019/10/08/pepsico-gets-a-cso-the-loop/
[10]	www.endplasticwaste.org
[11]	https://www.tomudall.senate.gov/news/press-releases/udall-and-lowenthal-statement-ahead-of-beverage-companies-plastics-announcement
[12]	https://www.tomudall.senate.gov/news/press-releases/udall-lowenthal-release-outline-of-legislation-to-tackle-plastic-waste-pollution-crisis
[13]	https://www.digimarc.com/customers/procter-gamble
[14]	https://www.digimarc.com/about/news-events/press-releases/2019/09/26/new-survey-reveals-80-percent-of-manufacturers-mislabel-products-annually

We are making progress on a supply chain initiative with a major produce supplier.  There are many serious industry problems in food safety and logistics that we believe use of our Platform could mitigate:15

•	1/6 of Americans are victimized by food contamination
•	America’s food industry has a $55.5 billion safety problem
•	20% of seafood is mislabeled to trick consumers
•	382 food recalls were required in 2018 alone in the US

After years of contemplation and development, it looks like mobile driver licenses are making their debut.  Idemia, supplier of most the driver license systems in America, has developed a mobile driver license that incorporates our software.  Oklahoma is beta testing the program.16    We estimate the TAM for Digimarc for US driver licenses to exceed $10 million annually.

In the audio-visual space, Akamai, provider of the most pervasive, highly-distributed content delivery network,17 has added edge-based watermarking to its content distribution network from Nagra, Verimatrix and Irdeto, three leading providers of watermarking services.  Nagra and Verimatrix are Digimarc licensees.  Akamai’s watermarking solution provides a robust content security solution addressing significant piracy risks in the media and entertainment industry.18 I note this announcement not so much for its immediate economic significance but more as continuing evidence of the broadening relevance of our innovations. The long term potential may be significant.19

We are seeing innovation in other areas.  The Adobe Max conference is happening next week in Los Angeles.  You may have noticed our Dress Up Your Design theme for the show, highlighted on our website home page.  We, and several of our partners, will showcase applications of our Platform for increasingly technology-centric textile and materials design community.  The applications will span multiple media types, including sports and fashion apparel “connected designs,” supporting consumer and enterprise customers.  According to the International Data Corporation (IDC), the “smart clothing” market (3D-printed jackets, smart coats, connected clothes, etc.) is predicted to surpass $4 billion in revenues by 2024.20

Please keep in mind that our model is for Digimarc to focus on increasing access to our Platform for developers.  Our job number one is to continue to improve the means to develop software and business processes to put data into all forms of media and efficiently and reliable extract the data.  This is an unprecedented innovation that we believe will transform the landscape of auto identification into ubiquity, supporting applications benefiting many aspects of the global economy.

[15]	See, e.g., Food Risk Adversion:
https://www.cdcfoundation.org/pr/2015/CDC-protects-Americans-from-foodborne-illnesses

(Recall costs on industry) https://fortune.com/longform/food-contamination/, https://www.foodsafetymagazine.com/signature-series/track-and-trace-a-real-time-technology-solution-for-todays-food-safety-challenges1/

https://www.100daysofrealfood.com/how-far-does-your-produce-travel/
https://www.realsimple.com/health/nutrition-diet/healthy-eating/seafood-fraud-report
https://www.foodsafetymagazine.com/enewsletter/a-look-back-at-2018-food-recalls-outbreaks/
[16]	https://www.secureidnews.com/news-item/oklahoma-mobile-drivers-license-program-moves-into-high-gear/
[17]	https://www.akamai.com/us/en/about/facts-figures.jsp
[18]	For more details and a link to whitepaper, see https://securityboulevard.com/2019/10/watermarking-a-content-owners-mark-to-prevent-piracy/
[19]	https://ww2.frost.com/frost-perspectives/watermarking-solutions-a-content-owners-shield-from-piracy/
[20]	https://www.marketwatch.com/press-release/50-growth-for-smart-clothing-market-size-raising-to-usd-4-billion-by-2024-2019-05-27

Environmental, Social and Governance (“ESG”) factors are increasingly affecting investment decisions.  ESG investing is estimated at $20 trillion AUM.  Higher ESG-rated companies are being viewed as likely to generate higher profitability than lower-rated firms in the long term.  Our relevance to ESG investors is becoming more obvious, as our Platform is used to reduce manufacturing defects, and plastics and food waste. Northland Capital initiated coverage recently with a focus on these areas of our business.  We are committed to sustainability in product offerings and corporate operations, and ever-more mindful of the likelihood that algorithmic investors, like Blackrock and Vanguard, may have scoring mechanisms keyed to these metrics.  We are implementing strategies to improve our positioning on this factor with active and passive investors.

Awareness of Digimarc has risen to high levels.21  Interest is strong.  We are working our way up the ranking of IT priorities with retailers.  Many CPGs are now engaged across the range of relevant applications in manufacturing, retail store operations, and recycling.  The industry still has not gotten their arms around the “holy grail” (their words, not mine; no, not the recycling one 😊) of consumer engagement.  We are not the lynch pin.  The industry needs to deliver predictable high quality responses to scanning and a universal call to action.

The supply chain is becoming more receptive as we move to scale production with industry leaders.  They should now begin to assume more responsibility for application development and maintenance, and system integration.  We are evolving our organization to better serve them, tracking our significant progress in execution of strategy and concomitant market development.  Our mission is to improve and expand basic functioning of the Platform and the quality of our support for these suppliers.

This transition, contemplated in our strategy, is key to effective globalization.  Our European customer is the seminal case study of such expansion, even though in one of the initial geographical focus territories.  We are working with a supplier and retailer on potential adoption in a remote geography.  In another market, we got a nice shout out from the Association of Vietnam Retailers.22

The beauty in our financial model is the operational and financial leverage of engaging and supporting these suppliers and other developers.

Key takeaways

Q3 bookings were up 95 percent over last year.  Revenues were up nearly 20 percent from same quarter a year ago.  Subscription revenue was up nearly 50 percent.  The bottom line improved by seven percent.  Cash usage was at the lower end of the projected range.

Our business with Walmart has already expanded beyond the contract announced in April.

The broad utility of our Platform is becoming more obvious as applications are being introduced across a wide range of media. Some recent examples include:

•	A second demonstration of Digimarc-enhanced plastic materials sorting occurred in October with more product samples (42 items from ten suppliers) before a larger (140) audience
•	Two high volume print publications adopted our Platform to facilitate commerce.

[21]	See, e.g., https://www.vdcresearch.com/News-events/autoid-blog/Eliminating-Friction-from-the-Retail-Point-of-Sale.html. See also, e.g., http://www.scdigest.com/ontarget/19-09-19-1.php?cid=15887
[22]	https://sggpnews.org.vn/business/food-processing-packing-industry-thrives-by-1520-percent-per-year-83674.html

•	Enhanced sports and fashion apparel will be showcased at Adobe Max
•	Akamai has integrated three watermarking suppliers into their content distribution network content security architecture
•	Oklahoma began issuing mobile driver licenses that use our Platform for authentication

Our end user focus is on earning the trust and respect of Walmart, facilitating enterprise-wide adoption of our Platform; and, in the process, spinning up capabilities in a massive supply chain.

We have more openness to collaboration from suppliers than ever before.

We had a successful demonstration of our sorting capabilities in October.  HG won two major awards.  HG2 formation is progressing very well.

We do our best to keep you all well-informed.  Not everything that is noteworthy is properly communicated via press releases.  We recommend that you sign up for the Digimarc Digest newsletter, which features a monthly round up of Digimarc news, along with blog articles, videos, partner highlights and other industry topics. If you haven’t signed up for the newsletter yet, you can do so here. You can also keep up with Digimarc on social media, if you click here. You can read the new October Newsletter here. For recycling-specific news, see https://www.digimarc.com/about/news-events/digimarc-technology-in-the-news/recycling.  Please download this script for links to these sources.  We welcome your suggestions about how to continue to foster greater transparency and in depth understanding of our progress.

That’s it for our prepared remarks.  Now, we will open the call to questions.